Exhibit 10.2

March 3, 2015

Bryan Stockton

[Personal Address Omitted]

Dear Bryan,

This letter (this “Letter Agreement”) memorializes the terms and conditions of your separation of employment (the “Separation”) with Mattel, Inc. (the “Company”) on January 25, 2015 (the “Termination Date”).

Severance Benefits. For purposes of the Mattel, Inc. Executive Severance Plan (the “Severance Plan”) and the participation letter relating to the Severance Plan, dated as of June 30, 2009, between you and the Company (the “Participation Letter”), the Separation is a Covered Termination (as defined in the Severance Plan) pursuant to Section 2(e) thereof. In connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan, subject to your execution following the Termination Date of the release (the “Release”) attached as Exhibit A of this Letter Agreement (and the Release becoming irrevocable within 55 days of the Termination Date). The Termination Date shall be the “Date of Termination” for all purposes of the Severance Plan.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the Release and the Employee Confidentiality and Inventions Agreement (effective May 1, 2012) (the “Confidentiality Agreement”) or any agreement superseding the Confidentiality Agreement (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Sincerely,

Mattel, Inc.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President & Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Bryan Stockton
Bryan Stockton

EXHIBIT A

GENERAL RELEASE

OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Participant”) does hereby on behalf of the Participant and the Participant’s successors, assigns, heirs and any and all other persons claiming through the Participant, if any, and each of them, forever relieve, release, and discharge Mattel, Inc. (“Mattel”) and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them (collectively, the “Released Parties”), in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of the Participant’s employment with Mattel.

2. This release (“Release”) includes a release of any rights or claims the Participant may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer’s right to terminate the Participant, or otherwise regulate employment. This Release also includes a release by the Participant of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Participant’s employment with Mattel or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension or health plan benefits. Notwithstanding anything else herein to the contrary, this Release shall not affect claims that relate to: (i) Participant’s right to enforce the terms of the Mattel, Inc. Executive Severance Plan; (ii) any rights the Participant may have to indemnification from personal liability in accordance with the applicable charter, bylaws or other governing documents of Mattel, to the extent such documents are not inconsistent with Section 2802 of the California Labor Code; (iii) the Participant’s right, if any, to government-provided unemployment benefits; (iv) the Participant’s vested rights under any of the Company’s retirement plans or equity plans; (vi) any rights the Participant may have to COBRA benefits; or (vii) any rights or claims that the law does not permit the Participant to release.

3. Notwithstanding any other provision of this Release, this Release does not apply to any rights or claims which arise after the execution of this Release.

4. This Release covers both claims that the Participant knows about and those the Participant may not know about. The Participant expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. The Participant understands the significance of the Participant’s release of unknown claims and the Participant’s waiver of statutory protection against a release of unknown claims (such as under Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, the Participant expressly acknowledges that this Release is intended to include both claims that the Participant knows about and those the Participant does not know or suspect to exist.

5. The Participant hereby represents and warrants that he or she has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release purports to waive, and the Participant covenants never to do so in the future, whether as a named plaintiff, class member, or otherwise. The Participant understands that this Release does not require him/her to withdraw, or prohibit him/her from filing, a charge with any government agency (such as the U.S. Equal Employment Opportunity Commission), as long as the Participant does not personally seek reinstatement, damages, remedies, or other relief as to any claim that the Participant released by signing this Release, as the Participant has waived any right the Participant might have had to any of those things.

If the Participant is ever awarded or recovers any amount as to a claim the Participant purported to waive in this Release, the Participant agrees that the amount of the award or recovery shall be reduced by the amounts he or she was paid under this Plan, increased appropriately for the time value of money, using an interest rate of 10% per annum. The Participant covenants never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.

6. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

7. The Participant is strongly encouraged to consult with an attorney before signing this Release. The Participant acknowledges that the Participant has been advised of this right to consult an attorney and the Participant understands that whether to do so is the Participant’s decision. The Participant acknowledges that Mattel has advised the Participant that the Participant has twenty-one (21) days in which to consider whether the Participant should sign this Release and has advised the Participant that if the Participant signs this Release, the Participant has seven (7) days following the date on which the Participant signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed. The Participant has been advised that, in the event the Participant revokes the Release within seven (7) days of signing it, the Participant will not be entitled to receive the amounts that are being provided to the Participant in exchange for the Release. The Participant acknowledges that (a) the Participant took advantage of the 21-day consideration period to consider the Release before signing it, to the extent the Participant deemed appropriate; (b) the Participant carefully read the Release before signing it; (c) the Participant fully understands the Release; (d) the Participant is entering into the Release voluntarily; and (e) the Participant is receiving valuable consideration in exchange for Participant’s execution of the Release that Participant would not otherwise be entitled to receive.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date: March 10, 2015	/s/ Alan Kaye
Mattel, Inc.

Date: March 10, 2015	/s/ Bryan Stockton
Bryan Stockton

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